Exhibit 99.1

Applied Optoelectronics Updates Third Quarter 2018 Revenue Guidance

Sugar Land, TX, Sept. 28, 2018 – Applied Optoelectronics, Inc. (NASDAQ:AAOI), a leading provider of fiber-optic access network products for the internet datacenter, cable broadband, telecom and fiber-to-the-home (FTTH) markets, today updated its revenue guidance for its third quarter ended Sept. 30, 2018.

Applied Optoelectronics currently expects revenue for its third quarter 2018 to be between $55 million and $58 million, below the company's previous guidance of $82 million to $92 million. The company will report detailed third quarter financial results and host a conference call on Nov. 7, 2018.

"During the third quarter, we identified an issue with a small percentage of 25G lasers within a specific customer environment. Consistent with AOI's commitment to supreme product quality and customer support, we mutually agreed with the customer to temporarily suspend shipments of certain transceivers utilizing these lasers while we worked to gain a deeper understanding of the scope of the issue and implement a solution. We have since determined that less than one percent of these lasers were subject to this issue, we have enacted a solution and with the agreement of the customer, resumed shipments," said Dr. Thompson Lin, Applied Optoelectronics, Inc. founder, president and CEO.

"We hold ourselves to a very high standard at AOI and the measures we took this quarter reflect our strong commitment to our customers. We believe that our customers appreciate our willingness to thoroughly resolve any issues, even at the expense of a delay in our revenue, and we believe that we continue to have strong relationships with our customers. Outside of the temporary delay in shipments that impacted our third quarter revenue, sales and shipments as well as the pricing environment were consistent with our prior expectations," continued Lin.

Conference Call Information

Applied Optoelectronics intends to release its full financial results for the third quarter 2018 after U.S. markets close on Wednesday, Nov. 7, 2018. The company will host a conference call and webcast for analysts and investors to discuss its third quarter 2018 financial results and outlook for its fourth quarter 2018 on Nov. 7, 2018 at 4:30 p.m. Eastern time / 3:30 p.m. Central time. Open to the public, investors may access the call by dialing (412) 717-9586.

A live webcast of the conference call and supplemental financials will be accessible from the company's website at investors.ao-inc.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the call will be available one hour after the call and will run for five business days and may be accessed by dialing (412) 317-0088 and entering passcode 10124366.

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Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company's actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: the company's reliance on a small number of customers for a substantial portion of its revenues; reduction in the size or quantity of customer orders; change in demand for the company's products or their rate of deployment of their products; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; potential pricing pressure; general conditions in the internet datacenter, cable television (CATV) broadband, telecom, or fiber-to-the-home (FTTH) markets; changes in the world economy (particularly in the United States and China); changes in the regulation and taxation of international trade, including the imposition of tariffs; changes in currency exchange rates; the negative effects of seasonality; and other risks and uncertainties described more fully in the company's documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company's business are set forth in the "Risk Factors" section of the company's quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "could," "would," "target," "seek," "aim," "believe," "predicts," "think," "objectives," "optimistic," "new," "goal," "strategy," "potential," "is likely," "will," "expect," "plan" "project," "permit" or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company's expectations.

About Applied Optoelectronics

Applied Optoelectronics Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the internet datacenter, CATV broadband, telecom and FTTH markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

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SOURCE: Applied Optoelectronics, Inc.

Investor Relations Contacts:

The Blueshirt Group, Investor Relations

Maria Riley & Chelsea Lish

+1-415-217-7722

ir@ao-inc.com

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